Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-198735

The Goldman Sachs Group, Inc. $8,677,000 Leveraged Energy Select Sector SPDR® Fund-Linked Notes due 2018

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (February 1, 2018) is based on the performance of the Energy Select Sector SPDR® Fund (ETF) as measured from the trade date (January 29, 2016) to and including the determination date (January 29, 2018).

The return on your notes is linked to the performance of the ETF, and not to that of the S&P® Energy Select Sector Index (index) on which the ETF is based. The performance of the ETF may significantly diverge from that of the index.

If the final ETF level on the determination date is greater than the initial ETF level of $58.24, the return on your notes will be positive, subject to the maximum settlement amount of $1,453.00 for each $1,000 face amount of your notes. If the final ETF level is less than the initial ETF level, the return on your notes will be negative.

To determine your payment at maturity, we will calculate the ETF return, which is the percentage increase or decrease in the final ETF level from the initial ETF level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•

if the ETF return is positive (the final ETF level is greater than the initial ETF level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 3.0 times (c) the ETF return, subject to the maximum settlement amount; or

•	if the ETF return is zero or negative (the final ETF level is equal to or less than the initial ETF level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the ETF return.

You should read the disclosure herein to better understand the terms and risks of your investment, including our credit risk. See page PS-12.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $966 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	February 5, 2016	Original issue price:	100.00% of the face amount
Underwriting discount:	1.65% of the face amount	Net proceeds to the issuer:	98.35% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Pricing Supplement No. 4367 dated January 29, 2016.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to approximately $966 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $990 per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the trade date through June 29, 2016.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•	Product supplement no. 4329 dated December 22, 2015

•	General terms supplement no. 4325 dated December 22, 2015

•	Prospectus supplement dated December 22, 2015

•	Prospectus dated December 22, 2015

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

Leveraged Energy Select Sector SPDR® Fund-Linked Notes due 2018

INVESTMENT THESIS

You should be willing to forgo:

•	gains greater than a maximum settlement amount of 145.30% of the face amount in exchange for 3x leveraged upside participation if the underlier return is positive.

•	interest payments and risk losing your entire investment for the potential to earn 300.00% of any positive underlier return up to a maximum settlement amount of 145.30% of the face amount.

Your maximum return on your notes will not be greater than 45.30%, and you could lose all or a portion of your investment if the underlier return is negative.

DETERMINING THE CASH SETTLEMENT AMOUNT

At maturity, for each $1,000 face amount, the investor will receive (in each case as a percentage of the face amount):

•	if the final underlier level is greater than 100.00% of the initial underlier level, 100.00% plus 300.00% times the underlier return, subject to a maximum settlement amount of 145.30%; or

•	if the final underlier level is equal to or less than the initial underlier level, 100.00% minus 1.00% for every 1.00% that the final underlier level has declined below the initial underlier level

If the final underlier level declines below the initial underlier level, the return on the notes will be negative and the investor could lose their entire investment in the notes.

KEY TERMS

Issuer:	The Goldman Sachs Group, Inc.
Underlier:	the Energy Select Sector SPDR® Fund (Bloomberg symbol, “XLE UP Equity”)
Face Amount:	$8,677,000 in the aggregate; each note will have a face amount equal to $1,000
Trade Date:	January 29, 2016
Settlement Date:	February 5, 2016
Determination Date:	January 29, 2018
Stated Maturity Date:	February 1, 2018
Initial Underlier Level:	$58.24
Final Underlier Level:	The closing level of the underlier on the determination date
Underlier Return:	The quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a positive or negative percentage
Upside Participation Rate:	300.00%
Maximum Settlement Amount:	$1,453.00
Cap Level:	115.10% of the initial underlier level
CUSIP/ISIN:	38148TLN7 / US38148TLN71

HYPOTHETICAL PAYMENT AT MATURITY

Hypothetical Final Underlier Level (as % of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as % of Face Amount)
150.000%	145.300%
140.000%	145.300%
130.000%	145.300%
120.000%	145.300%
115.100%	145.300%
111.000%	133.000%
107.000%	121.000%
103.000%	109.000%
100.000%	100.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

RISKS

Please read the section entitled “Additional Risk Factors Specific to Your Notes” of this pricing supplement as well as the risks and considerations described in the accompanying prospectus dated December 22, 2015, in the accompanying prospectus supplement dated December 22, 2015, under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 4329 dated December 22, 2015, and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 4325 dated December 22, 2015.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, as supplemented by the accompanying prospectus supplement, dated December 22, 2015, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., references to the “accompanying general terms supplement no. 4325” mean the accompanying general terms supplement no. 4325, dated December 22, 2015, of The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 4329” mean the accompanying product supplement no. 4329, dated December 22, 2015, of The Goldman Sachs Group, Inc.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S-35 of the accompanying product supplement no. 4329 and “Supplemental Terms of the Notes” on page S-15 of the accompanying general terms supplement no. 4325. Please note that certain features, as noted below, described in the accompanying product supplement no. 4329 and general terms supplement no. 4325 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 4329 or the accompanying general terms supplement no. 4325.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Underlier: the Energy Select Sector SPDR® Fund (Bloomberg symbol, “XLE UP Equity”)

Underlying index: S&P® Energy Select Sector Index

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement no. 4329:

•	type of notes: notes linked to a single underlier

•	exchange rates: not applicable

•	averaging dates: not applicable

•	redemption right or price dependent redemption right: not applicable

•	cap level: yes, as described below

•	buffer level: not applicable

•	interest: not applicable

Face amount: each note will have a face amount of $1,000; $8,677,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-14 of this pricing supplement.

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 4329. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes (including payment at maturity) made before January 1, 2019.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return; or

•	if the final underlier level is equal to or less than the initial underlier level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the underlier return

Initial underlier level (set on the trade date): $58.24

Final underlier level: the closing level of the underlier on the determination date, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-27 of the accompanying general terms supplement no. 4325, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-22 of the accompanying general terms supplement no. 4325 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-26 of the accompanying general terms supplement no. 4325

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Upside participation rate: 300.00%

Cap level (set on the trade date): 115.10% of the initial underlier level

Maximum settlement amount (set on the trade date): $1,453.00

Trade date: January 29, 2016

Original issue date (settlement date) (set on the trade date): February 5, 2016

Determination date (set on the trade date): January 29, 2018, subject to adjustment as described under “Supplemental Terms of the Notes — Determination Date” on page S-16 of the accompanying general terms supplement no. 4325

Stated maturity date (set on the trade date): February 1, 2018, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-15 of the accompanying general terms supplement no. 4325

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Closing level: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-30 of the accompanying general terms supplement no. 4325

Business day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-29 of the accompanying general terms supplement no. 4325

Trading day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-29 of the accompanying general terms supplement no. 4325

Use of proceeds and hedging: as described under “Use of Proceeds” and “Hedging” on page S-40 of the accompanying product supplement no. 4329

ERISA: as described under “Employee Retirement Income Security Act” on page S-49 of the accompanying product supplement no. 4329

Supplemental plan of distribution; conflicts of interest: as described under “Supplemental Plan of Distribution” on page S-50 of the accompanying product supplement no. 4329 and “Plan of Distribution — Conflicts of Interest” on page 121 of the accompanying prospectus; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

The Goldman Sachs Group, Inc. will sell to Goldman, Sachs & Co. (“GS&Co.”), and GS&Co. will purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement. The underwriting discount set forth on the cover page of this pricing supplement per $1,000 face amount is comprised of $1.50 of underwriting fees and $15.00 of selling commission. GS&Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on February 5, 2016, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent: GS&Co.

CUSIP no.: 38148TLN7

ISIN no.: US38148TLN71

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; the underlier level on any day throughout the life of the notes, including the final underlier level on the determination date, cannot be predicted. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the underlier and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-12 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	300.00%
Cap level	115.10% of the initial underlier level
Maximum settlement amount	$1,453.00

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	145.300%
140.000%	145.300%
130.000%	145.300%
120.000%	145.300%
115.100%	145.300%
111.000%	133.000%
107.000%	121.000%
103.000%	109.000%
100.000%	100.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the final underlier level were determined to be 0.000% of the initial underlier level, you would lose your entire investment in the notes. In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount, or 145.300% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level of greater than 115.100% of the initial underlier level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final underlier levels are expressed as percentages of the initial underlier level. The chart shows that any hypothetical final underlier level of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level of greater than or equal to 115.100% (the section right of the 115.100% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 4329.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus dated December 22, 2015, in the accompanying prospectus supplement, dated December 22, 2015, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 4325 dated December 22, 2015, and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 4329, dated December 22, 2015. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated December 22, 2015, as supplemented by the accompanying prospectus supplement, dated December 22, 2015, the accompanying general terms supplement no. 4325 dated December 22, 2015, and the accompanying product supplement no. 4329, dated December 22, 2015, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 4329.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by

GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 4329.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the Energy Select Sector SPDR® Fund as measured from the initial underlier level to the closing level on the determination date. If the final underlier level is less than the initial underlier level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the underlier return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the cap level.The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock

Investing in your notes will not make you a holder of any shares of the underlier or any underlier stock. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier or the stocks comprising the underlier or any other rights of a holder of the underlier or the stocks comprising the underlier. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the underlier or the stocks comprising the underlier.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower positive return in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Policies of the Underlier’s Investment Advisor Could Affect the Amount Payable on Your Notes and Their Market Value

The investment advisor of the underlier, SSGA Funds Management Inc. (“SSGA”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies concerning additions, deletions or substitutions of securities in the underlier and the manner in which changes affecting the underlying index are reflected in the underlier that could affect the market price of the shares of the underlier, and therefore, the amount payable on your notes, if any, on the maturity date. The amount payable on your notes, if any, and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the underlier, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be Goldman, Sachs & Co. — may determine the closing level of the underlier on the determination date — and thus the amount payable on the maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing underlier level on the determination date and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-26 of the accompanying general terms supplement no. 4325.

In addition, the underlier sponsor of the underlying index owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the underlier and, therefore, the amount payable on your notes, if any, and their market value.

There Are Risks Associated with the Underlier

Although the underlier’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

The underlier is subject to management risk, which is the risk that the investment strategy used by SSGA, the investment advisor to the underlier, may not produce the intended results. The underlier is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlier, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the underlying index by investing in a portfolio of securities that generally replicates the underlying index. Therefore, unless a specific security is removed from the underlying index, the underlier generally would not sell a security because the security’s issuer was in financial trouble, or might otherwise be viewed as an undesirable investment. Furthermore, the underlier may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA) and, in certain situations or market conditions, make larger than normal investments in derivatives or other securities to maintain exposure to the underlying index, which may expose the underlier to additional risks, such as counterparty credit risk or liquidity risk.

The Underlier and the Underlying Index are Different and the Performance of the Underlier May Not Correlate with the Performance of the Underlying Index

The underlier will generally invest in substantially all of the securities included in the underlying index. There may, however, be instances where the underlier may choose to overweight one or more securities in the underlying index, purchase securities not included in the underlying index or utilize various combinations of other available investment techniques in seeking to track the underlying index. Although the underlier seeks to track the performance of the underlying index as closely as possible, the underlier’s return may not match or achieve a high degree of correlation with the return of the underlying index due to, among other things, operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. In addition, corporate actions with respect to the securities included in the underlying index, such as mergers and spin-offs, may impact the variance between the underlier and the underlying index. For example, SSGA anticipates that it may take several business days for additions and deletions to the underlying index to be reflected in the portfolio composition of the underlier. Finally, as the shares of the underlier are traded on the NYSE Arca and are affected by market forces such as supply and demand, economic conditions and other factors, the trading prices of one share of the underlier may generally differ from (and may deviate significantly during periods of market volatility from) the daily net asset value per share of the underlier. For these reasons, the performance of the underlier may not correlate with the performance of the underlying index.

The Underlier is Concentrated in the Energy Sector and Does Not Provide Diversified Exposure

The underlier is not diversified. The underlier’s assets will be concentrated in the energy sector, which means the underlier is more likely to be more adversely affected by any negative performance of the energy sector than an underlier that has more diversified holdings across a number of sectors. Companies in the energy sector develop and produce oil, gas and consumable fuels and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events, exchange rates and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy sector are subject to swift price and supply fluctuations caused by events relating to domestic and international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the performance of the underlier. For example, the underlier has suffered a significant negative performance since late June 2014 primarily due to negative developments in the energy sector, while the broader S&P® 500 Index has achieved a positive return for the same period. In addition, oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. Companies in the energy sector may also be at risk for environmental damage claims.

The Underlier May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Although the underlier holds 41 stocks as of January 29, 2016, over 33% of the underlier was invested in just two stocks — Exxon Mobil Corporation and Chevron Corporation. As a result, a decline in the prices of one or both of these stocks, including as a result of events negatively affecting one or both of these companies, such as an oil spill or other catastrophic event, may have the effect of significantly lowering the price of the underlier even if none of the other stocks held by the underlier are affected by such events. Because of the weighting of the holdings of the underlier, the amount you receive at maturity could be less than the cash settlement amount you would have received if you had invested in a product linked to an underlier that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such underlier.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 4329. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 4329 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any dividends are paid on the ETF during the term of the notes. We could also require you to make certifications prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally apply to any payment made on or after January 1, 2017 with respect to any 871(m) financial instrument issued on or after January 1, 2017. Based upon this effective date, these regulations will not apply to the notes. You should consult your tax advisor concerning these regulations or subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Your Notes May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIER

The shares of the Energy Select Sector SPDR® Fund (the “ETF”) are issued by a series of the Select Sector SPDR® Trust, a registered investment company. The ETF seeks investment results that correspond generally to the price and yield performance, before expenses, of the S&P® Energy Select Sector Index (“the index”). The ETF trades on the NYSE Arca under the ticker symbol “XLE”. SSGA Funds Management, Inc. (“SSGA”) currently serves as the investment advisor to the ETF. SSGA employs a replication strategy in seeking to track the index as described under “Replication Strategy” below.

We obtained the following fee information from the SPDR® website, without independent verification. The investment advisor is entitled to receive a management fee from the ETF based on a percentage of the ETF’s average daily net assets, at an annual rate of 0.04%. In addition, the ETF has adopted a Distribution and Service Plan pursuant to which payments of up to 0.04% of average daily net assets may be made. The ETF also incurs other operating expenses up to an annual rate of 0.06%. As of January 15, 2016, the expense ratio of the underlying ETF was 0.14% per annum.

For additional information regarding the Select Sector SPDR® Trust or SSGA, please consult the reports (including the Annual Report to Shareholders on Form N-CSR for the fiscal year ended September 30, 2015) and other information SPDR® Series Trust files with the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® website at www.spdrs.com. We have obtained all information about the ETF from the SPDR® website without independent verification. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before expenses, of the S&P® Energy Select Sector Index. SSGA uses a replication strategy to try to achieve the ETF’s investment objective, which means that the ETF generally invests in substantially all of the securities represented in the index it tracks in approximately the same proportions as the index. In certain situations or market conditions, the ETF may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the ETF’s investment objective and is in the best interest of the ETF. For example, if the ETF is unable to invest directly in a component security or if a derivative investment may provide higher liquidity than other types of investments, it may make larger than normal investments in derivatives to maintain exposure to the index that it tracks. Consequently, under such circumstances, such ETF may invest in a different mix of investments than it would under normal circumstances. The ETF is managed with a passive investment strategy, attempting to track the performance of an unmanaged index of securities. This differs from an actively managed ETF, which typically seeks to outperform a benchmark index.

The ETF’s investment strategy and other policies may be changed without shareholder approval.

The following table displays the top holdings of the ETF. We obtained the information in the tables below from the SPDR® website without independent verification.

Energy Select Sector SPDR® Fund Top Holdings as of January 29, 2016:

Name:	Percentage (%)
Exxon Mobil Corporation	18.94%
Chevron Corporation	14.39%
Schlumberger NV	8.23%
EOG Resources Inc.	4.12%
Occidental Petroleum Corporation	3.97%
Valero Energy Corporation	3.95%
Pioneer Natural Resources Company	3.92%
Phillips 66	3.29%
ConocoPhillips	3.09%
Tesoro Corporation	2.86%

Top Three Holdings of the Energy Select Sector SPDR® Fund

Exxon Mobil Corporation, Chevron Corporation and Schlumberger NV are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the applicable ETF stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the applicable ETF stock issuer under the Exchange Act can be located by referencing its SEC file number specified below.

The graphs below show the daily historical closing prices of Exxon Mobil Corporation, Chevron Corporation and Schlumberger NV from January 29, 2006 through January 29, 2016. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification. We have taken the descriptions of the ETF stock issuers set forth below from publicly available information without independent verification.

According to publicly available information, Exxon Mobil Corporation explores and produces crude oil and natural gas, manufactures petroleum products and transports and sells crude oil, natural gas and petroleum products. Information filed with the SEC by the ETF stock issuer under the Exchange Act can be located by referencing its SEC file number 001-02256.

According to publicly available information, Chevron Corporation, through its subsidiaries and affiliates, is engaged in petroleum operations, chemicals operations, and power and energy services. Information filed with the SEC by the ETF stock issuer under the Exchange Act can be located by referencing its SEC file number 001-00368.

According to publicly available information, Schlumberger NV is a supplier of technology, integrated project management and information solutions to the international oil and gas exploration and production industry. Information filed with the SEC by the ETF stock issuer under the Exchange Act can be located by referencing its SEC file number 001-04601.

The following table displays information about the relative performance of the underlying ETF’s shares before tax and the index (from which the tracking error can be derived), in each case as of December 31, 2015. We obtained the information in the tables below from the SPDR® website, without independent verification.

Period	Index	ETF

Year to Date	-21.46%	-21.56%

1 Year	-21.46%	-21.56%

5 Years	-0.40%	-0.27%

10 Years	3.66%	3.84%

Since Inception	7.51%	7.76%

Replication Strategy

The ETF uses a replication strategy to attempt to track the performance of the index. This strategy involves investing in substantially all of the securities represented in the index in approximately the same proportions as the index. Under normal market conditions, the ETF generally invests substantially all, but at least 95%, of its total assets in the securities comprising the index. The ETF will provide shareholders with at least 60 days notice prior to any material change in this 95% investment policy.

Correlation

Although SSGA seeks to track the performance of the index as closely as possible (i.e., achieve a high degree of correlation with the return of the index), the ETF’s return may not match or achieve a high degree of correlation with the return of the index due to, among other things, operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. For example, SSGA anticipates that it may take several business days for additions and deletions to the index to be reflected in the ETF’s portfolio composition.

Industry Concentration Policy

The ETF’s assets will generally be concentrated in an industry or group of industries to the extent that the index concentrates in a particular industry or group of industries. By concentrating its assets in a single industry or group of industries, the ETF is subject to the risk that economic, political or other conditions that have a negative effect on that industry or group of industries will negatively impact the ETF to a greater extent than if the ETF’s assets were invested in a wider variety of industries.

The ETF is non-diversified and may invest a larger percentage of its assets in securities of a few issuers or a single issuer than a diversified ETF. As a result, the ETF’s performance may be disproportionately impacted by the performance of relatively few securities.

Creation Units

Prior to trading in the secondary market, shares of the ETF are issued at net asset value to certain institutional investors (typically market makers or other broker-dealers) only in block-size units, known as creation units, of 50,000 shares or multiples thereof. As a practical matter, only institutions, market makers or large investors purchase or redeem creation units. The principal consideration for a specified number of creation units (which may be revised at any time without notice) is a basket of securities and/or cash that constitutes a substantial replication, or a representation, of the securities included in the index. Except when aggregated in creation units (or upon the liquidation of the ETF), shares of the ETF are not redeemable securities. There can be no assurance that there will be sufficient liquidity in the public trading market at any time to permit assembly of a creation unit.

Share Prices and the Secondary Market

The trading prices of the ETF’s shares will fluctuate continuously throughout trading hours based on market supply and demand rather than the ETF’s net asset value, which is calculated at the end of each business day. The trading price of the ETF’s shares may deviate significantly from its net asset value during periods of market volatility. The New York Stock Exchange disseminates an indicative optimized portfolio value of the ETF every fifteen seconds throughout the trading day. The indicative optimized portfolio value calculations are estimates of the values of the ETF’s net asset value per share using market data.

The Index

The S&P® Energy Select Sector Index (Bloomberg symbol, “IXE Index”), which we refer to as the index, is comprised of the constituents of the S&P 500® Index that have an industry sector assignment in the energy sector. The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The index and the S&P 500® Index are calculated, maintained and published by S&P Dow Jones Indices (“S&P”). Additional information is available on the following website: http://us.spindices.com/. We have obtained all information about the index from the S&P website without independent verification. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Each company in the S&P 500® Index is classified by S&P based on the Global Industry Classification Standard, or GICS, methodology, subject to consultation with the index compilation agent. S&P, in conjunction with the index compilation agent, assigns the constituents to the sector indices based on each constituent’s assignment under the GICS methodology. The GICS methodology and classification assignments are jointly maintained by S&P and MSCI Inc. (“MSCI”), which is another index sponsor or index provider. GICS was jointly developed by S&P and MSCI in 1999 and is intended to provide a consistent set of global sector and industry definitions. However, the GICS methodology is not used by all index sponsors, so comparisons between sector indices maintained by differing index sponsors may not be valid.

The GICS classifies companies into four levels of detail: 10 sectors, 24 industry groups, 67 industries and 156 sub-industries. The GICS methodology assigns each company, according to the definition of that company’s principal business activity, to a sub-industry, and then to a corresponding industry, industry group and sector. In the GICS methodology, revenues are a key measure of a company’s business activity, though earnings and market perception are also recognized as important and relevant information for classification purposes and are taken into account during the review process. A company’s industry classification is reviewed no less frequently than annually, and companies are under constant surveillance for corporate actions. The GICS methodology itself is reviewed annually for changes or additions to the four classification levels.

When creating the sector indices, S&P divides the 500 companies included in the S&P 500® Index into the ten GICS sectors: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. There are eleven S&P sector indices. The majority of the Select Sector Indices align in their membership with the GICS sectors, with the below exceptions. The Financial Services Select Sector Index includes companies in the Financial sector, excluding constituents of the Real Estate Industry group, but including mortgage REITs. The Real Estate Select Sector Index includes companies in the GICS Real Estate Industry Group, excluding mortgage REITs. Companies having Technology and Telecommunications GICS sector assignments are consolidated by S&P into the Technology Select Sector Index. The Energy Select Sector Index includes companies in the energy industry group.

As of January 29, 2016, the top ten constituents of the index and their relative weight in the index were as follows: Exxon Mobil Corporation (18.97%), Chevron Corporation (14.42%), Schlumberger NV (8.25%), EOG Resources Inc. (4.13%), Occidental Petroleum Corporation (3.98%), Valero Energy Corporation (3.96%), Pioneer Natural Resources Company (3.93%),Phillips 66 (3.30%), ConocoPhillips (3.09%) and Tesoro Corporation (2.87%).

S&P rebalances the index quarterly after the close of business on the second to last calculation day of March, June, September and December by reference to the date that is two business days prior to the last calculation day of March, June, September and December. Each company is first weighted using S&P’s modified market capitalization methodology. Then, the index is evaluated by S&P based on its constituents’ modified market capitalization weights to ensure the index does not breach the maximum allowable limits described below. If the index breaches any of the allowable limits, the constituents are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and investable weight factors as of the rebalancing effective date.

If any company has a weight greater than 24%, S&P caps that company’s float-adjusted market capitalization weight at 23%. S&P sets the cap to 23% to allow for a 2% buffer to ensure that no stock exceeds 25%. S&P redistributes all excess weight equally to all uncapped stocks within the index. After this redistribution, if the float-adjusted market capitalization weight of any other stock(s) then breaches 23%, S&P repeats the process iteratively until no stock breaches the 23% weight cap. The sum of the stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. If the rule in the preceding sentence is breached, then S&P ranks all the stocks in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. S&P then reduces the weight of that stock to 4.6%. S&P then redistributes the excess weight equally to all stocks with weights below 4.6% and repeats the process is repeated iteratively until the 50% test above is satisfied. As part of the rebalancing process, S&P assigns index share amounts to each constituent stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each stock at the rebalancing differs somewhat from these weights due to market movements. If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the sector index conforms to all diversification requirements.

Except for the rebalancing process described above and the consultation with the index compilation agent in connection with the sector assignments, the index is calculated and maintained on the same basis as the S&P 500® Index, which is described on pages S-39 to S-44 of the accompanying general terms supplement no. 4325.

“SPDR®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC. The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates, and neither S&P Dow Jones

Indices LLC, Dow Jones, S&P or their respective affiliates make any representation regarding the advisability of investing in the notes.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the underlier from January 29, 2006 through January 29, 2016. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 15, 2014, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 15, 2014.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 4329, the accompanying general terms supplement no. 4325, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying product supplement no. 4329, the accompanying general terms supplement no. 4325, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying product supplement no. 4329, the accompanying general terms supplement no. 4325, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

Page
Summary Information	PS-5
Hypothetical Examples	PS-8
Additional Risk Factors Specific to Your Notes	PS-12
The Underlier	PS-18
Validity of the Notes	PS-26

Product Supplement No. 4329 dated December 22, 2015
Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-35
Use of Proceeds	S-40
Hedging	S-40
Supplemental Discussion of Federal Income Tax Consequences	S-42
Employee Retirement Income Security Act	S-49
Supplemental Plan of Distribution	S-50
Conflicts of Interest	S-52

General Terms Supplement No. 4325 dated December 22, 2015
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-15
The Underliers	S-35
S&P 500® Index	S-39
MSCI Indices	S-45
Hang Seng China Enterprises Index	S-54
Russell 2000® Index	S-59
FTSE® 100 Index	S-67
EURO STOXX 50® Index	S-73
TOPIX	S-80
The Dow Jones Industrial AverageTM	S-86
The iShares® MSCI Emerging Markets ETF	S-90
Use of Proceeds	S-92
Hedging	S-92
Employee Retirement Income Security Act	S-93
Supplemental Plan of Distribution	S-94
Conflicts of Interest	S-96

Prospectus Supplement dated December 22, 2015
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-19
United States Taxation	S-22
Employee Retirement Income Security Act	S-23
Supplemental Plan of Distribution	S-24
Validity of the Notes	S-26

Prospectus dated December 22, 2015
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	42
Description of Purchase Contracts We May Offer	59
Description of Units We May Offer	64
Description of Preferred Stock We May Offer	70
Description of Capital Stock of The Goldman Sachs Group, Inc.	78
Legal Ownership and Book-Entry Issuance	83
Considerations Relating to Floating Rate Securities	88
Considerations Relating to Indexed Securities	90
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	91
United States Taxation	94
Plan of Distribution	118
Conflicts of Interest	121
Employee Retirement Income Security Act	122
Validity of the Securities	123
Experts	123
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	124
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	124

$8,677,000

The Goldman Sachs Group, Inc.

Leveraged Energy Select Sector SPDR® Fund-Linked Notes due 2018

Goldman, Sachs & Co.